1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co.
Announces Deeper Pays at Flatrock Discovery

NEW ORLEANS, LA, August 2, 2007 – McMoRan Exploration Co. (NYSE: MMR) announced today that the Flatrock discovery well has been drilled to 18,100 feet and encountered three additional hydrocarbon bearing zones in the Operc section.  Wireline logs indicated 30 net feet of hydrocarbon bearing sands over a 120 foot gross interval in one sand and log-while-drilling tools indicated 41 net feet over a 153 foot gross interval in two sands.  These three zones are deeper than the five zones previously announced in July 2007, which contained 189 net feet of hydrocarbon bearing sands over a combined 364 foot gross interval above 16,500 feet in the Rob-L section as indicated by wireline logs.  In total, the well has encountered eight zones, totaling 260 net feet of hydrocarbon bearing sands over a combined 637 foot gross interval.  The well will be drilled to 19,000 feet to evaluate deeper targets in the Operc section.

The Flatrock exploratory prospect, which commenced drilling in March 2007, is located on OCS Block 310 at South Marsh Island Block 212 in approximately 10 feet of water.  Following drilling activities, production from the well is expected to commence quickly using existing infrastructure in the area.  McMoRan intends to develop the opportunities in this area aggressively and is currently permitting three offset locations to provide further options for the development of the multiple reservoirs found in the Rob-L and Operc sections.

McMoRan’s Co-Chairmen, James R. Moffett and Richard C. Adkerson, said:  “The drilling results at Flatrock continue to indicate a major discovery.  The presence of multiple pay zones in the Rob-L and Operc sections of the middle Miocene in a single well is significant.  We believe there are significant additional development and exploration opportunities on this large structure.  Flatrock is a great example of our deeper pool concept, representing the deeper expression of the structural features of the Tiger Shoal field, which produced over 3 trillion cubic feet of natural gas equivalents from multiple wells above 12,500 feet.”

McMoRan controls a significant amount of acreage in the Tiger Shoal/Mound Point area (OCS Block 310/Louisiana State Lease 340).  The addition of the Flatrock discovery follows prior discoveries by McMoRan in this important area, including Hurricane, Hurricane Deep, JB Mountain, and Mound Point.  McMoRan has multiple additional exploration opportunities with significant potential on this large acreage position.

McMoRan has a 25.0 percent working interest and an 18.8 percent net revenue interest and is the operator of the Flatrock well.  Plains Exploration & Production Company (NYSE: PXP) has a 30 percent working interest.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area.  McMoRan is also pursuing plans for the development of the MPEH™ which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas.  Additional information about McMoRan and the MPEH™ project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

-----------------------------------------------------

CAUTIONARY STATEMENT: This press release contains certain forward-looking statements about McMoRan’s exploration and development activities.  When used in this document, the words “anticipates” “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, “will”, “to be” and any similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements.  In making any of those statements, McMoRan believes that its expectations are based on reasonable assumptions.  However, any such statement may be influenced by factors that could cause actual outcomes and results to be materially different from those projected or anticipated.  These forward-looking statements are subject to numerous risks and uncertainties. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond the control of McMoRan, including variations in the market prices of oil and natural gas; drilling results; unanticipated fluctuations in flow rates of producing wells; oil and natural gas reserves expectations; the ability to satisfy future cash obligations and environmental costs; general exploration and development risks and hazards; and the ability to obtain commercial arrangements  for the potential Main Pass Energy HubTM project.  Such factors and others are more fully described in more detail in McMoRan’s 2006 Annual Report on Form 10-K, and subsequent Quarterly Reports on Form 10-Q on file with the Securities and Exchange Commission.  McMoRan cautions readers that it assumes no obligation to update or publicly release any revisions to the forward-looking statements in this press release and, except to the extent required by applicable law, does not intend to update or otherwise revise these statements more frequently than quarterly.

#     #     #